Exhibit 19.1

Policy Statement	Insider Trading Policy Dated: December 5, 2024
Executive Sponsor	S. Wade Sheek, Senior Vice President, Chief Legal Officer & Corporate Secretary
Procedure Owner	Derek Lively, Assistant Secretary
Executive Summary
Securities laws prohibit the purchase or sale of a company’s securities by anyone who is aware of material information that is not generally known or available to the public about such company. These laws also prohibit individuals who are aware of such material nonpublic information from disclosing this information to others who may trade. Both the U.S. Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange investigate and are very effective at detecting insider trading. The SEC, together with the U.S. Attorneys, pursue insider trading violations vigorously and have been successful in prosecuting not only trading by employees and their family members and friends (even through foreign accounts and even if only a small amount of shares was involved), but also in prosecuting individuals for providing material nonpublic information to others who traded. Enforcement efforts concerning insider trading have increased significantly in recent years, with aggressive investigation techniques now being utilized.

Applicability; Responsibility
This policy applies to all members of the Company’s Board of Directors (“Directors”), officers and employees of the Company as well as those associated with such individuals, which refers to (i) family members who reside with them (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), (ii) other persons living in their household, (iii) any other family members whose transactions in securities are directed by them or subject to their influence or control (such as parents or children who consult with them before they trade in securities), and (iv) entities who are subject to their influence or control. All such persons and entities are referred to in this policy as “Insiders” and those Insiders who are subject to Section 16 of the Securities Exchange Act of 1934, as amended, who are notified of such status, are referred to as “Section 16 Insiders.”

For purposes of this policy, “securities” includes common stock, derivative securities such as puts and call options, warrants, performance stock units, convertible or exchangeable securities, preferred stock, bonds and other debt securities. Transactions subject to this policy include purchases, sales and gifts of securities.

Each Company Director, officer and employee is responsible for ensuring that he or she complies with this policy, and that all persons or entities associated with them, as specified in the definition of “Insider” above, also comply with this policy. While the restrictions and procedures set forth in this policy are intended to help avoid inadvertent instances of improper insider trading, appropriate judgment should always be exercised in connection with any trade in the securities of the Company or any third party. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, any Compliance Officer (as defined below) or any other employee does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

Confidentiality	Maintaining the confidentiality of Company information is essential for competitive, security and other business reasons, as well as to comply with securities laws. The same is true for information about any other third party obtained in the course of employment or service with the Company, including information about any of the Company’s customers, suppliers or other entities with which the Company has a business or contractual relationship or may be negotiating such a relationship. Insiders should treat all such information learned about the Company, any other third party or otherwise obtained in connection with an Insider’s employment or service as confidential and proprietary to the Company and should not disclose any such information to anyone other than Company employees who have a business need to know the information. In no event should any Insider use for their own personal gain any nonpublic information about either the Company or any other entity obtained in the course of employment or service with the Company. Inadvertent disclosure of confidential or inside information may expose the Company and the Insider to significant risk of investigation and litigation. Business conversations must be avoided in public places, such as elevators, hallways, lobbies, restrooms and public transportation facilities.
The timing and nature of the Company’s disclosure of material information to outsiders is subject to legal rules, the breach of which could result in substantial liability. In addition, because of the risks associated with the exchange of information through certain communications media, unless expressly authorized to speak in such forums on behalf of the Company, employees are prohibited from commenting on stock price movements or rumors or otherwise providing nonpublic information regarding the Company or its securities by posting or responding to messages on Internet “bulletin boards,” in Internet “chat rooms,” on Internet “blogs,” in similar online forums or on social networking sites. See the Company’s External Communications and Regulation FD Policy for more details regarding the Company’s policy on speaking to the media, financial analysts and investors.
Statement of Policy
No Trading on Inside Information. Insiders may not trade in securities of the Company directly or through other persons or entities, while aware of material nonpublic information relating to the Company. Similarly, Insiders may not trade in the securities of any other company (particularly those that are customers, suppliers, entities with which the Company is negotiating and any party to a potential corporate transaction such as an acquisition, investment or sale) if aware of material nonpublic information about that company that was obtained in the course of employment or service with the Company or if such trade is based on material nonpublic information about the Company. Information that is not material to the Company may nonetheless be material to one of those entities, or vice versa.

No Disclosing Confidential Information. You may not disclose material non-public information to any person within the Company whose job does not require them to have that information, or outside the Company to other persons, including, but not limited to, family, friends, business associates, investors and consulting firms, unless such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company.

No Tipping. Insiders may not recommend to anyone the purchase, sale or holding of Company securities or the securities of a third party while aware of material non-public information. This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though the Insider did not trade and did not gain any direct financial benefit from another’s trading.

No Exception for Hardship or Small Transactions. There are no exceptions to this policy for transactions that may be necessary or justifiable for independent reasons (including a personal financial emergency) or for small transactions. Such circumstances do not excuse an Insider from compliance with this policy.

Definition of Material Nonpublic Information
Material nonpublic information has two important elements - - materiality and public availability.
Materiality. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Any information that could reasonably be expected to affect the price of the security, whether positively or negatively, is material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. Common examples of information which, depending on the facts and circumstances, could be deemed material include, but are not limited to:

•Earnings results, estimates and guidance and changes in previously released earnings results, estimates or guidance.
•A pending or proposed significant merger, acquisition, tender offer or joint venture or a pending or proposed acquisition or disposition of significant assets.
•A change in control or in executive officers.

•Significant events affecting securities, including a stock split, change in dividends, default on senior securities, call of securities for redemption, plans to repurchase securities, change in the rights of security holders or the offering of additional securities.

•Significant changes in debt ratings, extraordinary borrowing, severe financial liquidity problems or impending bankruptcy or receivership.
•Actual or threatened significant claims or litigation, including significant governmental investigations or enforcement actions, or the resolution thereof.
•Acquisition or loss of a major customer, supplier, a significant contract or a significant portion of business.
•Significant cybersecurity incident.
•Significant new products, services or technological advances.
•Changes in auditors, substantial changes in accounting methodologies, or notices from auditors that a company may no longer rely on an auditor’s report.
•The determination of the existence of a significant deficiency or material weakness, or the resolution of an existing significant deficiency or material weakness.
•The imposition of a Special Blackout Period (as defined below).

The probability that an event will occur affects whether it is material. Because trading will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of information should be resolved conservatively in favor of the information being material, and trading should be avoided.

Nonpublic Information. Nonpublic information is information that is not generally known or available to the public. However, information does not lose its “nonpublic” status as soon as it is issued publicly. On the contrary, information is considered to be publicly disseminated only when it has been released broadly to the marketplace (in a form that is Regulation FD compliant, such as in a press release or an SEC filing) and the investing public has had time to absorb the information fully. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors. As a general rule, information should not be considered generally known or available to the public until after the second business day after the information is released to the public.

Transactions Covered by the Policy	Trading includes purchases, sales and other transfers of securities, including gifts.Trading also includes certain transactions under Company plans, as follows:

•Stock Option Exercises. This policy’s trading restrictions generally do not apply to the exercise of a stock option where the option holder provides cash for the exercise price and the related withholding taxes, or to the exercise of a tax withholding right pursuant to which the option holder elects to have the Company withhold shares to satisfy tax withholding requirements. However, the trading restrictions do apply to any sale of the underlying stock, or to a cashless exercise of an option, since this entails selling a portion of the underlying stock to cover the costs of exercise.

•Restricted Stock Unit Awards and Performance Stock Unit Awards. This policy’s trading restrictions generally do not apply to the vesting of RSUs or PSUs, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of the equity award. This policy does apply, however, to the sale of the underlying stock.

•ESPP Transactions. This policy’s trading restrictions do not apply to purchases of Company stock in the Company’s employee stock purchase plan (the “ESPP”) resulting from an Insider’s periodic contribution of money to the plan pursuant a payroll deduction election that was made previously in compliance with this policy. The trading restrictions do apply, however, to elections an Insider makes to (i) begin or terminate participation in the ESPP, or (ii) increase or decrease ESPP contributions.

Prohibitions
Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of mechanisms such as collars, covered calls, equity swaps, exchange funds and forward sale contracts. Through these and other financial instruments, hedging transactions may permit an Insider to continue to own Company securities without the full risks and rewards of ownership. When that occurs, the Insider may no longer have the same objectives as the Company’s other stockholders. Therefore, Insiders are prohibited from engaging in any such transaction relating to Company stock.

Publicly Traded Derivatives. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock which may create the appearance that the Insider is trading based on inside information and focus the Insider’s attention on short-term performance at the expense of the Company’s long-term objectives. As a result, Insiders are prohibited from engaging in transactions in publicly traded options, such as puts or calls, or other derivative securities, relating to the Company’s securities.

Short Sales. Insiders may not engage in short sales of the Company’s securities (sales of securities that are not then owned), including a “sale against the box” (a sale with delayed delivery).

Short-Term Trading. Short-term trading of Company securities may be distracting to the Insider and may unduly focus the Insider on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, Insiders are prohibited from engaging in short-term trading of Company securities, including “day” trading. Short-term trading is the purchasing of Company securities in the open market and the sale of the same class of Company securities within six months of the purchase (or vice versa).

Margin Accounts. If securities are held in a margin account, they may be sold without the Insider’s consent if the Insider fails to meet a margin call. A margin sale that occurs when the Insider is aware of material nonpublic information may, under some circumstances, result in unlawful insider trading. Because of this danger, Insiders are prohibited from holding the Company’s securities in a margin account.

Pledges. Similar to securities held in a margin account, securities that are pledged as collateral for a loan may be sold by the lender in foreclosure if the Insider defaults on the loan. A foreclosure sale that occurs when the Insider is aware of material nonpublic information may, under some circumstances, result in unlawful insider trading. Because of this risk, Insiders are prohibited from pledging any Company securities.

Exceptions for Trades Pursuant to 10b5-1 Plans
Approved 10b5-1 Plans. Trades by Insiders in the Company’s securities that are executed pursuant to a 10b5-1 plan that meets the requirements described below are not subject to the prohibition on trading while aware of material nonpublic information or to the restrictions relating to pre-clearance procedures and blackout periods. Rule 10b5-1 provides an affirmative defense from insider trading liability under federal securities laws for trading plans that meet certain requirements. For trades under a 10b5-1 plan to be excepted from this policy:

1.The plan cannot be entered into, modified or terminated at any time that an Insider is (i) subject to a blackout period (see below for a discussion of blackout periods), or (ii) otherwise aware of material nonpublic information.

2. Once the plan is adopted, the Insider must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade.
3. The plan must either specify (including by formula) the amount, pricing and timing of transactions in advance or delegate discretion on those matters to an independent third party.
4. The plan must be entered into in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws, and the Insider must have acted in good faith with respect to the plan.

5. No transactions may occur under the plan until expiration of a cooling-off period consisting of (A) for Section 16 Insiders, the later of: (i) ninety (90) days after the adoption of a plan, and (2) two (2) business days after the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K; and (B) for non-Section 16 Insiders, thirty (30) days after the adoption of a plan (“Cooling-off Period”).

6. The plan’s term must be at least six months.
7. There may not be overlapping plans and there may be only one single-trade plan during any 12-month period, subject to exceptions approved by the Compliance Officer.
8. The plan must be approved in writing in advance by a Compliance Officer.
9. Any modification of a plan cannot take effect until expiration of the Cooling-off Period, beginning from the date of the modification.
10. No modifications to the plan are permitted unless approved in writing in advance by a Compliance Officer.

Any proposed 10b5-1 plan (or proposed modification thereof) should be submitted to a Compliance Officer at least two weeks in advance of its proposed adoption date. No Compliance Officer is under any obligation to approve any 10b5-1 trading plan or modification submitted.
Section 16 Insiders may only enter in a 10b5-1 plan with a broker approved by the Company.
Additional Guidance	Mutual Funds. Transactions in mutual funds that are invested in Company securities are not transactions subject to this policy.

Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 plans, as described above) create heightened risks for insider trading violations because there is no control over the timing of purchases or sales that result from standing instructions to a broker. As a result, the broker could execute a transaction when an Insider is in possession of material nonpublic information. Section 16 Insiders are prohibited from placing standing or limit orders that continue longer than five business days after receipt of pre-clearance approval or continue into a blackout period. The Company therefore discourages Insiders from placing standing or limit orders on Company securities. If an Insider determines that they must use a standing order or limit order, the order should be limited to a short duration.

Blackout and Pre-Clearance Procedures
To help prevent inadvertent violations of the securities laws and to avoid even the appearance of trading on the basis of inside information, the members of the Board of Directors, executive officers, the chief accounting officer and such other individuals as shall be designated from time to time by the Chief Financial Officer or the Chief Legal Officer, together with those Insiders associated with such individuals (“Restricted Insiders”) are subject to additional restrictions as follows.

Blackout Periods for Restricted Insiders. Restricted Insiders may not trade in the Company’s securities during quarterly blackout periods which begin at the close of the market on the 15th day of the last month of a fiscal quarter-end[1] and end after the second full trading day following the release of the Company’s earnings for that quarter. In addition, Section 16 Insiders may also be subject to event-specific blackouts pursuant to the SEC’s Regulation Blackout Trading Restriction, which prohibits certain sales and other transfers by such Insiders during certain pension plan blackout periods.

Pre-Clearance Required for Section 16 Insiders and Others. Section 16 Insiders, together with their immediate family members and other persons living in their household, may not engage in any transaction involving the Company’s securities (including a stock plan transaction such as an option exercise, or a gift, loan, pledge, contribution to a trust or any other transfer) without first obtaining pre-clearance of the transaction from a Compliance Officer. A request for pre-clearance should be submitted to the Compliance Officer at least two business days in advance of the proposed transaction. The Compliance Officer will then determine whether the transaction may proceed and if so, assist in complying with the SEC’s reporting requirements. In the event an approved transaction is not consummated within five business days of receipt of the pre-clearance approval, the person must resubmit the transaction request before it may be consummated at a later date. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance. If a request is denied, then the Insider should refrain from initiating any transaction in Company securities and should not inform any other person of the restriction.

1 If the 15th day falls on a date that the markets are closed (such as a weekend or a national holiday on which the NYSE is closed) then the blackout period will begin at the close of the market on the immediately preceding day that the market is regularly scheduled to be open

Special Blackout Periods. From time to time a Compliance Officer may impose a blackout period during which certain specified Insiders are prohibited from buying or selling the Company’s securities (a “Special Blackout Period”). Such a Special Blackout Period will be imposed if, in such officer’s judgment, nonpublic information exists that would make trades by those Insiders inappropriate in light of the risk that such trades could be viewed as violating applicable securities laws. In such situations, a Compliance Officer will notify the affected persons that a Special Blackout Period has been imposed, and may do so without disclosing the reason for the restriction. Until receiving subsequent notice from a Compliance Officer that the Special Blackout Period has ended, the persons subject to the Special Blackout Period may not trade Company securities. Any person made aware of the existence of a Special Blackout Period should not disclose its existence to any other person. Even if a Compliance Officer has not formally notified someone that they are subject to a Special Blackout Period, caution should be exercised in trading Company securities. As indicated above, it is ultimately the Insider’s responsibility to ensure that they do not trade while in possession of material nonpublic information.

Post Termination Applicability	This policy continues to apply to an Insider’s transactions even after employment or service with the Company terminates. If the Insider is aware of material nonpublic information at the time such employment or service terminates, the Insider may not trade in securities of the Company or of any third party until that information has become public or is no longer material. Pre-clearance requirements will continue to apply to Section 16 Insiders for six months after the termination of such status, unless a shorter period of time is approved by a Compliance Officer.
Compliance Officers
Each of the Company’s Chief Legal Officer and Chief Human Resources Officer is a “Compliance Officer” for purposes of this policy and shall be responsible for administration of this policy. All determinations and interpretations by a Compliance Officer shall be final and not subject to further review.

Certification	Each Insider must certify his or her understanding of, and intent to comply with, the procedures set forth in this policy annually and at such other times as may be requested by a Compliance Officer.
Penalties for Noncompliance	Civil and Criminal Penalties. Under U.S. securities laws, potential penalties for insider trading violations include imprisonment as well as severe criminal and civil monetary penalties.

Company Sanctions. Failure to comply with this policy will be deemed a serious matter that may also subject an Insider to Company-imposed sanctions, which may include warning, reprimand, probation, reduction in compensation, demotion, suspension or dismissal, whether or not the failure to comply with this policy results in a violation of law.

Controlling Person Liability. If the Company fails to take appropriate steps to prevent illegal insider trading, the Company may have “controlling person” liability for a trading violation, with substantial civil and criminal penalties. The civil penalties can extend personal liability to members of the Company’s Board, officers and supervisory personnel as well if they fail to take appropriate steps to prevent insider trading.

Legal Effect of this Policy	This policy and the procedures that implement this policy are not intended to serve as precise recitations of the legal prohibitions against insider trading and tipping which are highly complex, fact specific and evolving. Certain of the restrictions and procedures are designed to prevent even the appearance of impropriety and in some respects may be more restrictive than the securities laws. Therefore, these procedures are not intended to serve as a basis for establishing civil or criminal liability that would not otherwise exist.
Questions	Any questions regarding this policy or its application to any proposed transaction should be directed to the Compliance Officers. Insiders should not try to resolve uncertainties on their own, as the rules relating to insider trading are often complex, not always intuitive and carry severe consequences for violations.

Report possible violation of this policy to a Compliance Officer named in this policy, your supervisor or another Company executive or contact the
Company's Helpline at
(855) 862-1170 or www.hercrentals.ethicspoint.com.